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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-4 (File No. 333-82689) of our report dated October 6, 1998, relating to the financial statements of Safety-Kleen Corporation (formerly Laidlaw Environmental Services, Inc.), which appear in such Registration Statement. We also consent to the incorporation by reference of our report dated October 6, 1998 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K of Safety-Kleen Corporation. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Independent Accountants" in such Registration Statement.

                                          PricewaterhouseCoopers LLP

Charlotte, North Carolina
August 9, 1999